Exhibit 99.1

CONTACT:	Paul K. McGrath
Email: paul.mcgrath@adsfs.com
(617) 770-3333

ADS Financial Services Solutions Announces
First Quarter Fiscal Year 2004 Results

FOR IMMEDIATE RELEASE: QUINCY, Mass., Jul 31, 2003 (BUSINESS WIRE) — A D S Financial Services Solutions (ADS) (Nasdaq:ADSC), today announced revenues and net loss for the first quarter of fiscal year 2004.

For the quarter ended June 30, 2003, ADS posted revenues of $4.2 million, down 40% from revenues of $6.9 million for the same period in fiscal 2003. Net loss for the three months ended June 30, 2003 was ($.4) million or ($.03) per share on 13,136,000 shares (basic and diluted) compared to income from continuing operations of $.8 million or $.06 per share (diluted) on 13,216,000 shares for the same period in fiscal year 2003.

Robert W. Howe, Chairman and Chief Executive Officer, commented on ADS’ performance, “Revenue and net loss per share fell within the ranges we pre-announced on June 26, 2003. As I stated then, revenue was lower than we had originally projected because we did not enter into certain contracts we expected to sign.”

At June 30, 2003, the Company reported cash and short-term investments of $36.7 million, days sales in accounts receivable outstanding of 53, no debt and a current ratio of 18.0 to 1.0.

Second Quarter FY2004 Outlook. With respect to ADS’ earnings projections for the future, Mr. Howe stated, “We remain cautious with respect to our outlook for future quarters and are currently estimating our second quarter revenues will be in the $4.3 million to $4.7 million range, with net loss in the range of ($.01) to ($.04) per share.

About A D S Financial Services Solutions

A D S Financial Services Solutions is a trademark of Atlantic Data Services, Inc., a Quincy, Mass.-based IT strategy consulting and systems integration firm exclusively serving the needs of the financial services industry. ADS offers rapid, cost effective IT solutions to the business challenges faced by financial services companies through its in-depth financial industry expertise, project management expertise and technology expertise.

For additional information about ADS please visit our website at www.adsfs.com.

This press release includes forward-looking statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements when you see us using words such as “estimate,” “expect,”

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Atlantic Data Services, Inc. • One Batterymarch Park • Quincy, MA 02169 • 617.770.3333 • www.adsfs.com

ADS Announces First Quarter Fiscal Year 2004 Results/Page Two

“anticipate,” “believe,” “intend,” “may,” “predict,” “will be,” and other similar expressions. These forward-looking statements cover, among other items: events, conditions and financial trends that may affect the Company’s future plans of operation, business strategy, growth of operations and financial position, including statements regarding ADS’ outlook for the second quarter of fiscal 2004 and its revenue and earnings (loss) per share projections. Any forward-looking statements are not guarantees of future performance and actual results could differ materially from those anticipated as a result of certain risks and uncertainties, some of which are beyond our control. These risks and uncertainties include, among others: variability of our quarterly operating results due to, among other things, the number, size and scope of customer projects commenced and completed during a quarter, changes in employee utilization rates and changes in average billing rates; our dependence on the financial services industry; general economic uncertainty; concentration of revenues and our dependence on major customers; risks associated with fixed price contracts; our dependence on key personnel; intense competition in the IT consulting industry; and risks associated with potential acquisitions. Because of these risks and uncertainties, the forward-looking events discussed in this press release might not transpire.

- financial table follows –

Atlantic Data Services, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	June 30,

	2003	2002

	(unaudited)	(unaudited)
Revenues	$4,190	$6,935
Cost of revenues	2,631	3,776

Gross profit	1,559	3,159

Operating expenses:
Sales and marketing	417	539
General and administrative	1,677	1,541

Total operating expenses	2,094	2,080

Income (loss) from operations	(535)	1,079
Interest income, net	125	186

Income (loss) from continuing operations before provision for income taxes	(410)	1,265
Provision for income taxes	—	455

Income (loss) from continuing operations	(410)	810
Discontinued operations:
Loss (income) from operations of discontinued business	—	—
Loss (income) on disposal of business	—	(48)

Net income (loss)	$(410)	$858

Earnings (loss) per share from continuing operations:
Basic	$(0.03)	$0.06
Diluted	$(0.03)	$0.06
Earnings (loss) per share from discontinued operations:
Basic	$—	$0.01
Diluted	$—	$0.00
Earnings (loss) per share from net income:
Basic	$(0.03)	$0.07
Diluted	$(0.03)	$0.06
Shares used in computing earnings (loss) per share (basic)	13,136	13,039
Shares used in computing earnings (loss) per share (diluted)	13,136	13,216

Atlantic Data Services, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	March 31,
	2003	2003

	(unaudited)
Cash and cash equivalents	$25,638	$27,329
Short-term investments	11,132	8,982
Accounts receivable, net	2,396	2,517
Other current assets	338	1,040

Total current assets	39,504	39,868
Property and equipment, net	176	177
Other assets	192	196

Total assets	$39,872	$40,241

Current liabilities	$2,177	$2,138
Total stockholders’ equity	37,695	38,103

Total liabilities and stockholders’ equity	$39,872	$40,241